Mail Stop 3561

      							January 31, 2006

Via U.S. Mail and Fax (972-407-8436)
Mr. Gene S. Bertcher
President and Chief Financial Officer
CabelTel International Corporation
1755 Wittington Place
Suite 340
Dallas, TX  75234

	RE:	CabelTel International Corporation
      Form 10-K/A No. 4 for the fiscal year ended December 31,
2004
		Filed January 17, 2006
		File No. 0-08187

Dear Mr. Bertcher:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


								Sincerely,

								/s/ Kyle Moffatt for

								Larry Spirgel
								Assistant Director





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Mr. Robin N. Dickson
Harmonic Inc.
Page 1







UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

         DIVISION OF
CORPORATION FINANCE